Exhibit (j) (1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds:

We consent to the use of our report dated December 21, 2017, with respect to the financial statements of The MainStay Funds, comprised of the MainStay Income Builder Fund, MainStay Large Cap Growth Fund, MainStay MacKay Common Stock Fund (formerly, MainStay Common Stock Fund), MainStay MacKay Convertible Fund (formerly, MainStay Convertible Fund), MainStay MacKay Emerging Markets Debt Fund (formerly, MainStay Emerging Markets Debt Fund), MainStay MacKay Government Fund (formerly, MainStay Government Fund), MainStay MacKay High Yield Corporate Bond Fund (formerly, MainStay High Yield Corporate Bond Fund), MainStay MacKay International Equity Fund (formerly, MainStay International Equity Fund), MainStay MacKay Tax Free Bond Fund (formerly, MainStay Tax Free Bond Fund), MainStay MacKay Unconstrained Bond Fund (formerly, MainStay Unconstrained Bond Fund), MainStay MAP Equity Fund, and MainStay Money Market Fund, as of and for the year ended October 31, 2017, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and in the introduction to and under the headings “Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 27, 2018